UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934


                            BILL BARRETT CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, $0.001 Par Value Per Share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   06846N 10 4
                                   -----------
                                 (CUSIP Number)

                                December 15, 2004
                                -----------------
                      (Date of Event which Requires Filing
                               of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [ ] Rule 13d-1(c)
                                [X] Rule 13d-1(d)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------                                          -----------------
CUSIP No. 06846N 10 4                  13G                     Page 2 of 8 Pages
---------------------                                          -----------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Warburg Pincus Private Equity VIII, L.P. -
           (IRS Identification No. 13-4161869)
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]

                                                                         (b) [X]

---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
NUMBER OF             ----- ----------------------------------------------------
SHARES                   6  SHARED VOTING POWER
BENEFICIALLY
OWNED                       10,081,278
BY                    ----- ----------------------------------------------------
EACH                     7  SOLE DISPOSITIVE POWER
REPORTING
PERSON                      0
WITH                  ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            10,081,278
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           10,081,278
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]

---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           23%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           PN
---------- ---------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

---------------------                                          -----------------
CUSIP No. 06846N 10 4                  13G                     Page 3 of 8 Pages
---------------------                                          -----------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Warburg Pincus & Co. - (IRS Identification No. 13-6358475)
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]

                                                                         (b) [X]

---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           New York
--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
NUMBER OF             ----- ----------------------------------------------------
SHARES                   6  SHARED VOTING POWER
BENEFICIALLY
OWNED                       10,081,278
BY                    ----- ----------------------------------------------------
EACH                     7  SOLE DISPOSITIVE POWER
REPORTING
PERSON                      0
WITH                  ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            10,081,278
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           10,081,278
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]

---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           23%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           PN
---------- ---------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

---------------------                                          -----------------
CUSIP No. 06846N 10 4                  13G                     Page 4 of 8 Pages
---------------------                                          -----------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Warburg Pincus LLC - (IRS Identification No. 13-3536050)
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]

                                                                         (b) [X]

---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           New York
--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
NUMBER OF             ----- ----------------------------------------------------
SHARES                   6  SHARED VOTING POWER
BENEFICIALLY
OWNED                       10,081,278
BY                    ----- ----------------------------------------------------
EACH                     7  SOLE DISPOSITIVE POWER
REPORTING
PERSON                      0
WITH                  ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            10,081,278
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           10,081,278
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]

---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           23%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           00
---------- ---------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

Item 1(a)           Name of Issuer:
                    ---------------

                    Bill Barrett Corporation

Item 1(b)           Address of Issuer's Principal Executive Offices:
                    ------------------------------------------------

                    1099 18th Street, Suite 2300
                    Denver, Colorado 80202

Items 2(a)          Name of Person Filing:
                    ----------------------

                    This Schedule 13G is filed by and on behalf of (a) Warburg Pincus Private Equity VIII, L.P., a Delaware limited partnership ("WP VIII"); (b) Warburg Pincus & Co., a New York general partnership ("WP"); and (c) Warburg Pincus LLC, a New York limited liability company ("WP LLC"), which manages WP VIII. WP VIII has three affiliated partnerships:
                    Warburg Pincus Netherlands Private Equity VIII, C.V. I, a Netherlands limited partnership, Warburg Pincus Netherlands Private Equity VIII, C.V. II, a Netherlands limited partnership and Warburg Pincus Germany Private Equity VIII KG, a German limited partnership.

                    WP VIII, WP and WP LLC have shared dispositive and voting power with respect to 10,081,278 shares of Common Stock (as defined below).

Item 2(b)           Address of Principal Business Office:
                    -------------------------------------

                    The business address of each of the foregoing is 466 Lexington Avenue, New York, New York 10017.

Item 2(c)           Citizenship:

                    WP VIII is a Delaware limited partnership, WP is a New York general partnership and WP LLC is a New York limited liability company.

Item 2(d)           Title of Class of Securities:
                    -----------------------------

                    Common Stock, par value $0.001 per share

Item 2(e)           CUSIP Number:
                    -------------

                    06846N 10 4

Item 3              Not Applicable

Item 4              Ownership:
                    ----------

                    As of the close of business on December 15, 2004:
                    1. Warburg Pincus Private Equity VIII, L.P.
                    (a) Amount beneficially owned: -10,081,278-
                    (b) Percent of class: 23%
                    (c)(i) Sole power to vote or direct the vote: -0-
                    (ii) Shared power to vote or direct the vote: -10,081,278-
                    (iii) Sole power to dispose or direct the disposition: -0-
                    (iv) Shared power to dispose or direct the disposition:
                    -10,081,278-

                    2. Warburg Pincus & Co.
                    (a) Amount beneficially owned: -10,081,278-
                    (b) Percent of class: 23%
                    (c)(i) Sole power to vote or direct the vote: -0-
                    (ii) Shared power to vote or direct the vote: -10,081,278-
                    (iii) Sole power to dispose or direct the disposition: -0-
                    (iv) Shared power to dispose or direct the disposition:
                    -10,081,278-

                    3. Warburg Pincus LLC
                    (a) Amount beneficially owned: -10,081,278-
                    (b) Percent of class: 23%
                    (c)(i) Sole power to vote or direct the vote: -0-
                    (ii) Shared power to vote or direct the vote: -10,081,278-
                    (iii) Sole power to dispose or direct the disposition: -0-
                    (iv) Shared power to dispose or direct the disposition:
                    -10,081,278-

Item 5              Ownership of Five Percent or Less of a Class:
                    ---------------------------------------------

                    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [ ]

Item 6              Ownership of More than Five Percent on Behalf of Another
                    --------------------------------------------------------
                    Person:
                    -------

                    Not Applicable

Item 7              Identification and Classification of the Subsidiary Which
                    ---------------------------------------------------------
                    Acquired the Security Being Reported on By the Parent
                    -----------------------------------------------------
                    Holding Company:
                    ----------------

                    Not Applicable

Item 8              Identification and Classification of Members of the Group:
                    ----------------------------------------------------------

                    WP VIII, WP and WP LLC are making this single, joint filing because they may be deemed to constitute a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The agreement among WP VIII, WP and WP LLC to file jointly is attached hereto as Exhibit A. Each of WP VIII, WP and WP LLC disclaims beneficial ownership of all of the Common Shares, other than those reported herein as being owned by it.

Item 9              Notice of Dissolution of Group:
                    -------------------------------

                    Not Applicable

Item 10             Certification:
                    --------------

                    Not Applicable

                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: December 17, 2004


                              WARBURG PINCUS PRIVATE EQUITY VIII, L.P.
                              By:  Warburg Pincus & Co., its General Partner

                              By: /s/ Scott A. Arenare
                                  ------------------------------
                              Name:  Scott A. Arenare
                              Title: Partner


                              WARBURG PINCUS & CO.

                              By: /s/ Scott A. Arenare
                                  ------------------------------
                              Name:  Scott A. Arenare
                              Title: Partner


                              WARBURG PINCUS LLC

                              By: /s/ Scott A. Arenare
                                  ------------------------------
                              Name:  Scott A. Arenare
                              Title: Managing Director

                                                                       Exhibit A

                       AGREEMENT OF FILING OF SCHEDULE 13G

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of additional joint filing statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning the others, except to the extent that it knows or has reason to believe that such information is inaccurate. This Agreement may be executed in any number of counterparts and all such counterparts taken together shall constitute one and the same instrument.


Dated: December 17, 2004


                              WARBURG PINCUS PRIVATE EQUITY VIII, L.P.
                              By:  Warburg Pincus & Co., its General Partner

                              By: /s/ Scott A. Arenare
                                  ------------------------------
                              Name:  Scott A. Arenare
                              Title: Partner


                              WARBURG PINCUS & CO.

                              By: /s/ Scott A. Arenare
                                  ------------------------------
                              Name:  Scott A. Arenare
                              Title: Partner


                              WARBURG PINCUS LLC

                              By: /s/ Scott A. Arenare
                                  ------------------------------
                              Name:  Scott A. Arenare
                              Title: Managing Director